Exhibit 10.3
INK ACQUISITION LLC
INK ACQUISITION II LLC
c/o Cerberus Real Estate Capital Management, LLC
299 Park Avenue, 23rd Floor
New York, New York 10171
May 16, 2011
Innkeepers USA Trust
340 Royal Poinciana Way, Suite 306
Palm Beach, Florida 33480
Attn:   Marc Beilinson
            Chief Restructuring Officer
Amended and Restated
Binding Commitment Agreement
Regarding the Acquisition and Restructuring
of Certain Subsidiaries of Innkeepers USA Trust
INK Acquisition LLC (“INK_1”) and INK Acquisition II LLC (“INK II”, and together with INK 1, individually or collectively, as the context may require, “New HoldCo”), Cerberus Series Four Holdings, LLC (“Cerberus”) and Chatham Lodging Trust (“Chatham”, and together with Cerberus, the “Plan Sponsors”), are pleased to present this amended and restated letter (the “Amended and Restated Commitment Letter”) to certain wholly owned direct and indirect subsidiaries of Innkeepers USA Trust (together with all of its wholly owned direct and indirect subsidiaries, “Innkeepers” or the “Company”), that are identified on Exhibit A attached hereto (collectively, the “Fixed/Floating Debtors”), which sets forth, among other things, the Plan Sponsors’ binding and irrevocable commitment to provide equity capital (the “Commitment”) for the restructuring of the debt and equity of the Fixed/Floating Debtors (the “Transaction”), resulting in New HoldCo directly or indirectly owning all of the equity interests in the Fixed/Floating Debtors on the terms and subject to the conditions set forth in the amended and restated term sheet (the “Amended and Restated Term Sheet”) attached hereto as Exhibit B. This Amended and Restated Commitment Letter, together with the Amended and Restated Term Sheet, the other Exhibits hereto and the other documents submitted herewith, constitute our Investment Documents and Bid (each as defined in the Bidding Procedures Order;1 the “Bid”). The undersigned hereto are collectively referred to as “Parties” and each a “Party.”
We believe that the Commitment provides substantial value to the Fixed/Floating Debtors and puts the Company on the path towards a consensual emergence from chapter 11 on an enterprise basis pursuant to a confirmed chapter 11 plan. There are no due diligence or financing contingencies of any kind in connection with the Commitment, other than the availability of the Midland Financing (as defined in the Bidding Procedures Order).
The Sponsors
The Plan Sponsors are each uniquely qualified to consummate the Transaction. Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Cerberus’ investors include

[1]	All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Debtors’ Plans of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated May 12, 2011,(the “Fixed/Floating Plan”).

prominent state and local pension funds, charitable foundations, university endowments and insurance companies, as well as family savings. Cerberus is headquartered in New York City, with affiliate and/or advisory offices in the U.S., Europe and Asia. Cerberus’ dedicated team of investment and operations professionals is active in private equity, distressed investments (corporate debt, mortgage, NPLs, structured products) lending/loans and real estate. On the lodging side, Cerberus, through an affiliate, currently owns 5,160 keys including the Sheraton Waikiki (Waikiki, HI), Moana Surfrider (Waikiki, HI), Royal Hawaiian (Waikiki, HI), Princess Kaiulani (Waikiki, HI), Sheraton Maui (Maui, HI) and the Palace Hotel (San Francisco, CA). Additionally, Cerberus is in contract to acquire Silverleaf Resorts, a time-share vacation company.
Chatham is a self-advised real estate investment trust that invests in upscale extended-stay hotels and premium-branded select-service hotels. Chatham currently owns 13 hotels with an aggregate of 1,650 rooms/suites in nine states and has one additional hotel under contract to purchase in Pittsburgh, PA. Island Hospitality Management, Inc. and its affiliates (collectively, “IHM”) are engaged in the management of hotels throughout the United States and is experienced in the various phases of hotel operations. IHM currently provides comprehensive hotel management services to all but one of the hotels owned by the Fixed/Floating Debtors. Chatham currently has the capacity to invest over $300 million in new hotel assets. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
The specific elements of our Commitment are set forth in this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet and the other Investment Documents. This Amended and Restated Commitment Letter is not an offer or a solicitation with respect to any securities of Innkeepers or a solicitation of acceptances of a chapter 11 plan.
          1. Conditions. The Transaction is subject to the satisfaction of the terms and conditions contained in the Amended and Restated Term Sheet and the Fixed/Floating Plan.
          2. Confidentiality. The Investment Documents are being delivered to you on the understanding that neither the Investment Documents, nor any of the terms or substance thereof, shall be disclosed, directly or indirectly, to any other person except (i) to your officers, directors, employees, attorneys, accountants and financial, legal and other advisors on a confidential and need-to-know basis; (ii) as required by applicable law, including the Bankruptcy Code or compulsory legal process (in which case you agree to inform us promptly thereof); (iii) in connection with any exercise of remedies under or in connection with a breach of this Amended and Restated Commitment Letter; (iv) to Midland Loan Services, a division of PNC Bank, National Association, or any successor thereto, solely in its capacity as special servicer for the C6 and C7 Trusts that own and hold the Fixed Rate Pool Mortgage Loan Agreement Claims (“Midland”) and its officers, directors, employees, attorneys, accountants and financial, legal and other advisors on a confidential and need-to-know basis, and Lehman ALI, Inc. (“Lehman”), or (v) as otherwise agreed by the Parties hereto. Notwithstanding the foregoing, the Investment Documents may be (a) disclosed to other parties in interest in the Chapter 11 Cases in connection with the Fixed/Floating Auction (as defined in the Bidding Procedures Order), and (b) filed with the Bankruptcy Court in connection with approval of the Disclosure Statement and the Fixed/Floating Plan as a result of New HoldCo being declared the Successful Bidder at the Fixed/Floating Auction.
          3. Due Diligence/Financing. We have completed our diligence review, and intend to utilize the Midland Financing. The form of the Binding Commitment Regarding the Acquisition and Restructuring of Certain Subsidiaries of Innkeepers USA Trust addressed to Midland, that we are prepared to execute (the “New HoldCo/Midland Commitment”) is attached hereto as Exhibit C. As a result, the Commitment is not subject to diligence contingencies or financing contingencies of any kind, other than the availability of the Midland Financing.
          4. Commitment; Financial Capability. The Plan Sponsors hereby commit to provide the entire amount of the Commitment upon the Effective Date of the Fixed/Floating Plan, upon the terms and subject to the conditions set forth in this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet and the Fixed/Floating Plan. 100% of the equity of New HoldCo is owned by Cerberus (through CRE-Ink REIT Member, LLC and CRE-INK Member II, Inc., the “Cerberus Members”) and Chatham (through Chatham Lodging, LP and Chatham TRS Holding, Inc., the “Chatham Members”), with the Cerberus Members initially owning 90.8% of such equity and the Chatham Members owning the remaining 9.2% of such equity. The current limited liability company agreement of Ink I, executed by the applicable Cerberus Member and the applicable Chatham Member, as amended, is attached hereto as Exhibit D. The aggregate commitment of Cerberus is $363,527,644.35, and the aggregate commitment of Chatham is $37,000,000.00. As discussed above, Cerberus has approximately $23 billion under management and Chatham currently has the capacity to invest over $300 million in new hotel assets, which we believe is sufficient evidence of our financial capability to close the transaction.
          5. Means of Implementation. As the Successful Bidder (as defined in the Bidding Procedures Order), the funding from our Commitment will be used to finance and otherwise implement the restructuring of the Fixed/Floating Debtors pursuant to the Fixed/Floating Plan (as amended to reflect the transactions contemplated by this Bid).
     The Fixed/Floating Plan (i) shall be acceptable in all respects to the Plan Sponsors and Midland in each of their respective reasonable discretion; (ii) will provide for the treatment of claims against and interests in the Fixed/Floating Debtors and in all other respects be in accordance with the Amended and Restated Term Sheet; and (iii) will otherwise comply with applicable disclosure requirements and rules of procedure and contain terms and treatment of claims and interests consistent with the applicable provisions of the Bankruptcy Code. For the avoidance of doubt, the Anaheim Plan, the Ontario Plan and the Reorganizing Debtor Plan are not subject to this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet or the other Investment Documents.
          6. Deposit. In accordance with the Bidding Procedures Order, the Plan Sponsors have deposited cash in an amount equal to $20 million (the “Deposit”) to:
Wells Fargo Bank, NA
420 Montgomery Street
San Francisco, CA 94163
Swift Code: WFBIUS6S
ABA # 121-000-248
Credit: Corporate Trust Clearing
Account #0001038377
F/F/C/: Innkeepers USA/INK Acq. Escrow
Account # 85503100
Attn: Tim Martin
          7. Structure. The anticipated structure of New HoldCo immediately after consummation of the Fixed/Floating Plan will be as shown on the pro forma structure chart attached hereto as Exhibit E, subject to finalization of the corporate structure as determined by the Plan

Sponsors in their sole discretion and described in a plan supplement document to be filed before the scheduled date of confirmation of the Fixed/Floating Plan, with pro forma capitalization as shown on Exhibit F. We have used the financial, operational and other material assumptions that underlie Innkeepers’ business plan with respect to the Fixed/Floating Debtors, except for the differences, including, without limitation, differences with respect to working capital and capital expenditure requirements, set forth on Exhibit G attached hereto.
          8. Approvals. New HoldCo and the Plan Sponsors have obtained all necessary internal authorizations or approvals for the submission, execution, delivery and closing of the Bid, including this Commitment, and the transactions contemplated hereby. Without limiting the foregoing, the Transaction has received the approval of the Members of New HoldCo, the Investment Committee of Cerberus and the Board of Trustees of Chatham.
          9. Termination. Unless otherwise agreed by the Plan Sponsors in writing, the Plan Sponsors may terminate this Amended and Restated Commitment Letter by written notice to the Company and Midland upon the earliest occurrence of a Termination Event (as defined in the Amended and Restated Term Sheet).
          10. Governing Law. This Amended and Restated Commitment Letter shall be governed by, and interpreted and enforced in accordance with, the laws in force in the state of New York. The parties to this Amended and Restated Commitment Letter waive any right to a trial by jury, to the extent lawful, and agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among each Party irrevocably to waive its right to trial by jury in any claims whatsoever between them relating to this Amended and Restated Commitment Letter.
          11. Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Innkeepers Bankruptcy Court, in any action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Term Sheet, the other Investment Documents, the Fixed/Floating Rate Auction, and the construction and enforcement of the Bidding Procedures Order, including the qualification of bids thereunder. Each of the parties acknowledges and agrees that any controversy which may arise under this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet, the other Investment Documents, the Fixed/Floating Rate Auction or the Bidding Procedures Order is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to (a) this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet, or the other Investment Documents, (b) the breach, termination or validity of this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet, the other Investment Documents, (c) the Fixed/Floating Rate Auction, or (d) the construction and enforcement of the Bidding Procedures Order, including the qualification of bids thereunder.
          12. Assignments; No Third Party Beneficiaries. This Amended and Restated Commitment Letter (i) shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void ab initio); provided, however, that New HoldCo may, without the consent of any other party hereto, assign its rights and obligations hereunder and under the New HoldCo/Midland Commitment to acquire the equity interests of any or all of the Fixed/Floating Debtors to any entity with the same ownership as New HoldCo, and provided, further, that such assignment shall not be in derogation of the Midland loan documents; (ii) is intended to be solely for the benefit of the Parties hereto; and (iii) is not intended nor shall be construed to confer any benefits upon, or create any rights in favor of any person or entity other than the Parties hereto. Notwithstanding anything to the contrary contained in this Paragraph 12, any assignment by NewHoldCo as contemplated under this Paragraph 12 shall not relieve New HoldCo of its obligations under the Amended and Restated Commitment Letter or the Amended and Restated Term Sheet attached thereto.
          13. Counterparts. This Amended and Restated Commitment Letter and Amended and Restated Term Sheet may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.
          14. Midland/Lehman. Provided that there has not been an occurrence of a Termination Event under this Amended and Restated Commitment Letter or the Term Sheet or a “Termination Event” (as defined in the New HoldCo/Midland Commitment), Midland undertakes to actively support the Amended and Restated Term Sheet, the provisions of the Amended and Restated Term Sheet, and approval of the Disclosure Statement and the Fixed/Floating Plan. Lehman has agreed in the amended commitment and term sheet dated as of March 9, 2011 submitted by Lehman and Five Mile Capital II Pooling REIT LLC with respect to the Fixed/Floating Debtors (the “Five Mile/Lehman Bid”) to the Revised Agreements Provision (as defined in the Amended and Restated Term Sheet).
          15. Entire Agreement. This Amended and Restated Commitment Letter and the Amended and Restated Term Sheet, together with the Appendices and Exhibits thereto, represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings among the parties hereto, both written and oral, with respect to the subject matter hereof, including without limitation the Commitment Letter and Term Sheet dated April 25, 2011 by the Plan Sponsors and New HoldCo.
          16. Survival. Notwithstanding the termination of this Amended and Restated Commitment Letter in accordance with its terms, the following agreements and obligations of the parties shall survive such termination and shall continue in full force and effect for the benefit of the parties hereto in accordance with the terms hereof: Sections 2 (Confidentiality), 6 (Deposit), 10 (Governing Law), 11 (Jurisdiction; Waiver of Jury Trial), and 12 (Assignments; No Third Party Beneficiaries) of this Amended and Restated Commitment Letter.
          17. Contacts. Should you have any questions concerning this Amended and Restated Commitment Letter, the Amended and Restated Term Sheet or the other Investment Documents please contact any of the following individuals:

Cerberus:	Chatham:

Tom Wagner	Jeff Fisher
Cerberus Real Estate Management,	Chatham Lodging Trust
LLC	50 Cocoanut Row
299 Park Avenue, 23nd Floor	Palm Beach, FL 33480
New York, NY 10171	Phone: (561) 227-1309
Phone: (212) 891-2158	Email: jfisher@cl-trust.com
Email: twagner@cerberusre.com

Counsel to Cerberus:	Counsel to Chatham:

Stuart Freedman and	Scott Charles and
Adam Harris	Scott Golenbock
Schulte Roth & Zabel LLP	Wachtell, Lipton, Rosen & Katz
919 Third Avenue	51 West 52nd Street
New York, NY 10022	New York, NY 10019
Phone: (212) 756-2000	Phone: (212) 403-1000
Email: stuart.freedman@srz.com	Email: SKCharles@wlrk.com
adam.harris@srz.com	SWGolenbock@wlrk.com

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Commitment Letter, effective as of the date first above written.

INK ACQUISITION LLC By: Chatham Lodging LP, its Managing Member
By:	/s/ Eric Kentoff
	Name:	Eric Kentoff
	Title:	Vice President

INK ACQUISITION II LLC By: Chatham TRS Holding Inc., its Managing Member
By:	/s/ Eric Kentoff
	Name:	Eric Kentoff
	Title:	Vice President

CERBERUS SERIES FOUR HOLDINGS, LLC By: Cerberus institutional Partners, L.P. — Series Four, its Managing Member By: Cerberus Institutional Associates, L.L.C., its General Partner
By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

CHATHAM LODGING TRUST
By:	/s/ Eric Kentoff
	Name:	Eric Kentoff
	Title:	Vice President & General Counsel

Amended and Restated Innkeepers Commitment Letter

Accepted and agreed:
INNKEEPERS USA TRUST
(solely on behalf of the Fixed/Floating Debtors,
its wholly owned direct and indirect subsidiaries)

By:	/s/ Marc A. Beilinson
	Name:	Marc A. Beilinson
Title:
MIDLAND LOAN SERVICES, a DIVISION OF PNC BANK,
NATIONAL ASSOCIATION (as Special Servicer for U.S. Bank
National Association as Trustee for the Registered Holders of
LB-UBS Commercial Mortgage Trust 2007-C6, LB-UBS Commercial Mortgage Trust 2007-C7,
Commercial Pass Through Certificates successor trustee to Bank of America
National Association)

By:	/s/ Kevin C. Donahue
	Name:	KEVIN C. DONAHUE
	Title:	SUP,. SERVICING OFFICER

APOLLO INVESTMENT CORPORATION
By:	/s/ James Zelter
	Name:	James Zelter
	Title:	[ILLEGIBLE]

Amended and Restated Innkeepers Commitment Letter

EXHIBIT A
Fixed/Floating Debtors
The “Floating Rate Debtors” are Grand Prix Atlantic City LLC; Grand Prix Montvale LLC; Grand Prix Ft. Wayne LLC; Grand Prix Grand Rapids LLC; Grand Prix Harrisburg LLC; Grand Prix Ontario LLC; Grand Prix Troy (Central) LLC; Grand Prix Troy (SE) LLC; KPA/GP Valencia LLC; Grand Prix Albany LLC; Grand Prix Woburn LLC; KPA/GP Louisville (HI) LLC; KPA/GP Ft. Walton LLC; Grand Prix Rockville LLC; Grand Prix Morristown LLC; Grand Prix Addison (SS) LLC; Grand Prix Bulfinch LLC; Grand Prix East Lansing LLC; Grand Prix Indianapolis LLC; and Grand Prix West Palm Beach, LLC.
The “Fixed Rate Debtors” are Grand Prix Ft. Lauderdale LLC; Grand Prix Addison (RI) LLC; Grand Prix Altamonte LLC; Grand Prix Arlington LLC; Grand Prix Atlanta (Peachtree Corners) LLC; Grand Prix Atlanta LLC; Grand Prix Bellevue LLC; Grand Prix Binghamton LLC; Grand Prix Bothell LLC; Grand Prix Campbell / San Jose LLC; Grand Prix Cherry Hill LLC; Grand Prix Chicago LLC; Grand Prix Denver LLC; Grand Prix Englewood / Denver South LLC; Grand Prix Fremont LLC; Grand Prix Gaithersburg LLC; Grand Prix Lexington LLC; Grand Prix Livonia LLC; Grand Prix Louisville (RI) LLC; Grand Prix Lynnwood LLC; Grand Prix Mountain View LLC; Grand Prix Portland LLC; Grand Prix Richmond LLC; Grand Prix Richmond (Northwest) LLC; Grand Prix Saddle River LLC; Grand Prix San Jose LLC; Grand Prix San Mateo LLC; Grand Prix Shelton LLC; Grand Prix Sili I LLC; Grand Prix Sili II LLC; Grand Prix Tukwila LLC; Grand Prix Windsor LLC; Grand Prix Horsham LLC; Grand Prix Columbia LLC; Grand Prix Germantown LLC; Grand Prix Islandia LLC; Grand Prix Lombard LLC; Grand Prix Naples LLC; Grand Prix Schaumburg LLC; Grand Prix Westchester LLC; Grand Prix Willow Grove LLC; Grand Prix Belmont LLC; Grand Prix El Segundo LLC; Grand Prix Las Colinas LLC; and Grand Prix Mt. Laurel LLC.
The “Other Plan Debtors” are Grand Prix Floating Lessee LLC; Grand Prix Fixed Lessee LLC; Grand Prix Mezz Borrower Floating, LLC; Grand Prix Mezz Borrower Floating 2, LLC; Grand Prix Mezz Borrower Fixed, LLC; and GP AC Sublessee LLC.
The “Fixed/Floating Debtors” are the Floating Rate Debtors, the Fixed Rate Debtors, and the Other Plan Debtors. The Fixed/Floating Debtors own and/or operate the assets that serve as collateral for the Floating Rate Mortgage Loan and the Fixed Rate Mortgage Loan.

EXHIBIT B
Amended and Restated Term Sheet
[See Attached]

AMENDED AND RESTATED
TERM SHEET
THIS AMENDED AND RESTATED TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF INNKEEPERS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN.

Plan of Reorganization:	The recapitalization and debt restructuring (the “Transaction”) of the Fixed/Floating Debtors is to be effectuated through the Fixed/Floating Plan filed in the Bankruptcy Court with the support of the Plan Sponsors and Midland.

The Fixed/Floating Plan shall be acceptable in all respects to the Company, Plan Sponsors and Midland 111 each of their respective reasonable discretion. The Debtors shall not amend, withdraw, or revoke the Fixed/Floating Plan or waive or amend any provision thereof without the consent of the Plan Sponsors and Midland, which consent shall not be unreasonably withheld, conditioned, or delayed. Any plane(s) filed by the Company with respect to the Excluded Debtors (as defined below) shall be acceptable in all respects to the Company in its reasonable sole discretion.

Treatment of Debt:	Consummation of the Transaction is subject to the restructuring of the Fixed/Floating Debtors’ debt in amounts and with the treatment terms provided herein, or with such other terms that are (i) acceptable to the Debtors, and (ii) acceptable to the Plan Sponsors and Midland (a) in each of the Debtors’, Plan Sponsors’, and Midland’s respective sole discretion with respect to the economic and treatment terms set forth herein and (b) otherwise in each of the Debtors’, Plan Sponsors’, and Midland’s respective reasonable discretion.

New Equity:	Holders of common, preferred, and any other equity interests in the Fixed/Floating Debtors shall receive no distributions under the Fixed/Floating Plan on account of such interests. INK Acquisition LLC and INK Acquisition II LLC, entities that are newly formed by the Plan Sponsors ( collectively “New HoldCo”), will acquire the indirect and direct equity of reorganized Grand Prix Mezz Borrower Fixed, LLC, reorganized Grand Prix Mezz Borrower Floating, LLC, reorganized Grand Prix Fixed Lessee, LLC, and Grand Prix Floating Lessee, LLC (and their respective subsidiaries), and such other assets as may be subsequently identified as necessary to the operation of the Fixed/Floating Debtors, provided, however, that no assets of the Anaheim Hotel Debtors, the Ontario Hotel Debtors or the Reorganizing Debtors (collectively, the “Excluded Debtors”), including, without limitation, cash or cash equivalents, shall be included in the Transaction, except to the extent provided in the Transition Services Agreement.

The ultimate corporate structure for the reorganized Fixed/Floating Debtors shall be determined by the Plan Sponsors, in their sole discretion, and will be described in a plan supplement document to be filed before the scheduled date of confirmation of the Fixed/Floating Plan.

Equity Purchase Price /Treatment of Floating Rate Mortgage Loan:	The Plan Sponsors shall contribute to New HoldCo, as an equity investment, $400,527,644.35 in cash to be used by New HoldCo to, among other things, satisfy its obligations under the Amended and Restated Commitment Letter, this Amended and Restated Term Sheet and the Fixed/Floating Plan.

In full and final satisfaction of the Floating Rate Pool Mortgage Loan Claims outstanding against the Fixed/Floating Debtors, on the Effective Date New HoldCo shall pay to Lehman, in cash, $233,489,097.04, subject to increase or decrease based on accrued default interest and unpaid fees and expenses due in accordance with the Floating Rate Mortgage Loan Agreement through the Effective Date of the Fixed/Floating Plan. Such increase or decrease in cash payable in respect of the Floating Rate Mortgage Loan will create a reciprocal increase or decrease in the recovery of the Floating Rate Mezzanine Loan holders such that the aggregate cash paid in respect of the Floating Rate Mortgage Loan and the Floating Rate Mezzanine Loan will not change.

Treatment of Claims Fixed Mortgage Loan:	In full and final satisfaction of the Fixed claims Pool Mortgage Loan Rate against the Fixed/Floating Debtors outstanding under the Fixed Rate Mortgage Pool Loan Agreement, on the Effective Date the holder of the Fixed Rate Mortgage Loan Claims shall receive the following treatment:

•     A new non-recourse mortgage loan of $723,797,238.03, which shall have the following terms: (i) no change to the interest rate of 6.71%; (ii) no change to the maturity date of July 9,2017; (iii) during the first 48 months after the Effective Date, interest only will be payable monthly and amortization will begin 48 months after the Effective Date and will be based on a 30-year amortization schedule; (iv) prepayment shall be permitted at par without penalty and defeasance requirements will be waived; and (v) property release provision whereby the properties serving as collateral under the Fixed Rate Mortgage Loan may be released at 108% of the new allocated loan amount, so long as the debt service coverage ratio thereunder, after giving effect to such release, is no worse than such ratio prior to such release or if the foregoing is not consistent with the then-applicable REMIC rules and regulations, such other provision that is acceptable to the Plan Sponsors and Midland that is consistent with then applicable REMIC rules and regulations, the grantor trust rules and regulations, and the pooling and servicing agreement. Notwithstanding anything to the contrary, any property release contemplated herein can only be effected in accordance with applicable REMIC rules and regulations, the grantor trust rules and regulations, and the pooling and servicing agreement. The applicable loan and credit documents evidencing and securing the Fixed Rate Mortgage Loan shall be assumed, amended, restated, and/or supplemented as Midland shall reasonably require as reasonably acceptable to New HoldCo and the Plan Sponsors and as is consistent with this Term Sheet.

• $12,802,450.37 of cash.

•     Contemporaneously with the occurrence of the Effective Date, and as a condition thereto, the Plan Sponsors will direct New HoldCo to make a cash payment of $2,500,000 to Midland as consideration for effecting the restructuring of the Fixed Rate Mortgage Loan on behalf of the C6 and C7 Trusts contemplated herein. In addition, Midland shall continue to be entitled to collect any and all monthly or periodic fees and other compensation payable to it under the pooling and servicing agreement, including, without limitation, any monthly or periodic workout fee payable in connection with the restructuring of the Fixed Rate Mortgage Loan contemplated herein and same becoming a “corrected mortgage loan” except for the portion of such workout fee that would be payable in connection with the final principal payment of the Fixed Rate Mortgage Loan at the maturity date or upon the earlier prepayment of same. For purposes of clarification, the preceding sentence does not create any additional obligation or otherwise modify the obligations, if any, of the Fixed/Floating Debtors or New HoldCo to pay any of such fees or other compensation or any other amounts under the Fixed Rate Mortgage Loan documents, including an appropriate review fee.

•     The lender under the Fixed Rate Mortgage Loan will receive limited guaranties from each of New HoldCo and Cerberus on terms acceptable to New HoldCo, Cerberus and Midland (and substantially similar to those set forth in the Five Mile/Midland Commitment and with appropriate modifications to reflect the corporate structure of New HoldCo).

• Payment of $3,000,000 and the Global Release (as defined below) as set forth in the “Releases” section herein.

Treatment of Floating Rate Mezzanine Debt and Unsecured Debt:	SASCO 2008-C2, LLC, as 100% participant and owner of all economic and beneficial interests in the mezzanine loan relating to the assets in the floating rate pool, serviced by TriMont Real Estate Advisors, Inc. as special servicer, shall receive $2,363,001.42 in cash, subject to increase or decrease based on accrued default interest and unpaid fees and expenses due in accordance with the Floating Rate Mortgage Loan Agreement through the Effective Date of the Fixed/Floating Plan. Such increase or decrease in cash payable in respect of the Floating Rate Mezzanine Loan will create a reciprocal increase or decrease in the recovery of Lehman as lender under the Floating Rate Mortgage Loan such that the aggregate cash paid in respect of the Floating Rate Mortgage Loan and the Floating Rate Mezzanine Loan will not change; and

Cash (of which Apollo Investment Corporation will fund $375,000, subject to receipt of each of the releases described below) in the amount of $4,750,000 shall be available for distribution to the holders of general unsecured claims against the Fixed/Floating Debtors (excluding any deficiency claims) that are not otherwise paid pursuant to a “first day” order (the “Unsecured Claims Fund”); further, the Fixed/Floating Debtors shall release and waive all preferences under section 547 of the Bankruptcy Code and, to the extent related thereto, section 550 of the Bankruptcy Code.

Transition Services Agreement:	The Company will develop a separation plan and transition services agreement for the Fixed/Floating Debtors and the Excluded Debtors, which shall address the uses of certain assets including, without limitation, intellectual property, licenses, IT resources, book and records and permits, and address cash management, cash collateral, and other cash issues, which separation plan and transition services agreement shall be outlined in the plan supplement and be reasonably satisfactory to the Plan Sponsors, the Fixed/Floating Debtors, and the Excluded Debtors.

Employee Costs	The Plan Sponsors agree to fund at closing $3,500,000 cash in wired funds to certain members of the Company’s existing management, officers, and employees, as directed by the existing Board in its sole and absolute discretion.

DIP Financings:	The debtor-in-possession financing provided by Solar Finance, Inc. (the “Solar DIP”), which is secured by liens on the assets of the Floating Rate Debtors, and Tranche A of the debtor-in-possession financing provided by Five Mile Capital II Pooling International LLC, which is secured by liens on the assets of the Fixed Rate Debtors (solely with respect to Tranche A, the “Five Mile DIP”) shall be repaid in cash on the Effective Date.

Payment of Five Mile Expenses:	In accordance with the Bidding Procedures Order, up to $3,000,000 of the cash provided by New HoldCo will be used to provide Expense Reimbursement to Five Mile.

Payment of Lehman Expenses:	Lehman’s advisors’ and counsel’s reasonable and documented fees and expenses shall continue to be paid until the Effective Date in accordance with the Final Cash Collateral Order.

Required Cash:	Upon consummation of the Transaction and on the Effective Date, New
HoldCo will have at least $22,800,000 to fund future PIP work and FF&E reserves (if necessary, as determined by New HoldCo), sufficient capital to pay off the Solar DIP (in the principal amount then outstanding, of up to approximately $17,498,096) and the Five Mile DIP (in the principal amount then outstanding, of up to approximately $46,600,000),[1] sufficient capital to pay all administrative and other claims and expenses not paid pursuant to the Final Cash Collateral Order [Docket No. 402], as amended (the “Final Cash Collateral Order”), that are necessary for the Fixed/Floating Debtors to emerge from bankruptcy, and at least $41,600,000 of cash on hand.

Reimbursement of Plan Sponsor Expenses:	On or after the Effective Date, New HoldCo shall reimburse each of the Plan Sponsors for their reasonable and documented fees and expenses.

Pro Forma Equity Ownership:	Following the Effective Date, the equity of New HoldCo will initially be allocated among the new ownership as follows:

Cerberus Members: 90.8%
Chatham Members: 9.2%

Commitments:	Subject to the conditions set forth in this Term Sheet, the Plan Sponsors, the Debtors and Midland, as applicable, agree and covenant that:

The Plan Sponsors, the Debtors and Midland shall (i) use reasonable efforts to prepare or cause the preparation of the Fixed/Floating Plan, Disclosure Statement, other Fixed/Floating Plan related documents, and other Fixed/Floating Plan-related pleadings (collectively, the “Fixed/Floating Plan Documents”), which shall be consistent in all material respects with the Amended and Restated Commitment Letter and this Amended and Restated Term Sheet, and cause the filing and seek the approval of such pleadings, (ii) take all reasonably necessary and appropriate actions to support and achieve confirmation and consummation of the Fixed/Floating Plan and the Transaction contemplated in the Amended and Restated Commitment Letter and this Amended and Restated Term Sheet, and (iii) not take any actions (either by affirmative action or omission) (a) inconsistent with the Amended and Restated Commitment Letter or this Amended and Restated Term Sheet or (b) that would materially delay the confirmation or consummation of the

[1]	This number assumes that both the Solar DIP and the Five Mile DIP have been fully funded. If the Solar DIP has not been fully funded, or funded amounts have not been used by the Fixed/Floating Debtors, cash in an amount equal to the amount then unfunded or unused under the Solar DIP shall be placed into an account held by New HoldCo for the benefit of the Post-Effective Date Fixed/Floating Debtors. Likewise, if the Five Mile DIP has not been fully funded, or funded amounts have not been used by the Fixed/Floating Debtors, cash in an amount equal to the amount then unfunded or unused under the Five Mile DIP shall be placed into an account held by New HoldCo for the benefit of the Post-Effective Date Fixed/Floating Debtors.

Fixed/Floating Plan or the Transaction contemplated in the Amended and Restated Commitment Letter and this Amended and Restated Term Sheet.

The Plan Sponsors, the Debtor, and Midland each hereby covenant and agree to negotiate in good faith the Fixed/Floating Plan Documents, each of which shall (i) contain the same treatment and economic terms as set forth herein (subject to adjustment as agreed to by the Parties in each of their reasonable sole discretion) and other terms consistent in all respects with the terms set forth in the Amended and Restated Commitment Letter and this Amended and Restated Term Sheet, and (ii) be acceptable in all other respects to the Plan Sponsors, the Debtors and Midland in each of their respective reasonable discretion.

The Plan Sponsors hereby commit to provide the entire principal amount of the Commitment upon the Effective Date, upon the terms and subject to the conditions set forth in the Amended and Restated Commitment Letter and this Amended and Restated Term Sheet.

Fiduciary Out:	Upon the determination by the Company’s directors, trustees, or members, as applicable, and upon advice of counsel, no term or provision of this Term Sheet or the Commitment Letter shall prevent, amend, alter, or reduce the Company’s ability to exercise its fiduciary duties under applicable law (the “Fiduciary Out”), provided however, that Company shall not exercise such Fiduciary Out except to pursue an Alternative Restructuring Transaction (as defined in the Disclosure Statement and Solicitation Procedures Order) with a party other than the Plan Sponsors.

Bid Protections	The Plan Sponsors and New HoldCo shall be entitled to the protections contained in the order (a) approving the adequacy of the Disclosure Statement for the Debtors’ Plans of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code; (b) approving certain dates related to confirmation of the Debtors’ Plans of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code; (c) approving certain voting procedures and the form of certain documents to be distributed in connection with the solicitation of the Plan; (d) approving proposed voting and general tabulation procedures with respect to an Alternative Restructuring Transaction.

Termination:	Unless otherwise agreed by the Plan Sponsors in writing, the Plan Sponsors may terminate the Amended and Restated Commitment Letter and Amended and Restated Term Sheet by written notice to the Debtors and Midland upon the earliest occurrence of the following events (each a “Termination Event”):

• June 30, 2011, if a Confirmation Order for the Fixed/Floating Plan has not been entered by the Bankruptcy Court; provided, however,

that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     The dismissal or conversion to chapter 7 of any of the Fixed/Floating Debtors’ Chapter 11 cases or any of the Chapter 11 cases of Grand Prix Holdings LLC, Innkeepers USA Trust, Innkeepers Financial Corporation, and Innkeepers USA Limited Partnership (collectively, the “Parent Companies”); provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     The termination of exclusivity for any of the Fixed/Floating Debtors or the Parent Companies unless supported or sought by the Plan Sponsors; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     Approval by the Bankruptcy Court with respect to the assets of the Fixed/Floating Debtors of any bidding procedures, sale procedures for sales other than of de minimis assets, disclosure statement, or plan other than the Bidding Procedures Order, the Disclosure Statement, and the Fixed/Floating Plan;

•     The granting of stay relief with respect to any of the Fixed/Floating Debtors’ assets, other than immaterial assets; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     The occurrence of any condition, change or development that could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), or operations, condition (financial or otherwise) or prospects of the Fixed/Floating Debtors taken as a whole; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     In the exercise of the Parties’ reasonable best efforts, failure to execute, deliver, or obtain all related documents (including customary representations, warranties, covenants, conditions, opinions, including an opinion by Midland’s REMIC counsel with respect to the structure of the contemplated transaction, corporate and other governance documents and indemnities) and rating agency confirmations necessary to effectuate (i) the Transaction with respect to the Fixed Rate Mortgage Loan or otherwise affecting the treatment, including the economics, thereof, in each case in form and substance satisfactory to Midland and the Plan Sponsors in each of their respective reasonable discretion and (ii) the Transaction, in such case in form and substance satisfactory to the Plan Sponsors in each of their respective reasonable discretion; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     Termination (other than by expiration of the term in the normal course) or rejection of any franchise agreement reasonably deemed necessary by the Plan Sponsors or Midland prior to the Effective Date without the Plan Sponsors and Midland’s written approval with respect to the assets of the Fixed/Floating Debtors; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

•     Failure by the Fixed/Floating Debtors to assume and, if necessary, assign all franchise agreements pursuant to an order of the Bankruptcy Court satisfactory to the Plan Sponsors and Midland in all material respects on or before the Effective Date with respect to the assets of the Fixed/Floating Debtors; provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC;

• Such earlier date as may be agreed upon in writing by the Company and the Plan Sponsors; or

•     The Company materially breaches its obligations under the Amended and Restated Term Sheet or the Amended and Restated Commitment Letter, including, without limitation, if the Company materially breaches its obligations, whether or not through its exercise of the Fiduciary Out.

Time is of the essence with respect to the Termination Events.

Upon termination of the Amended and Restated Commitment Letter and Amended and Restated Term Sheet as a result of a Termination Event, the Deposit (as defined in the Bidding Procedures Order) shall be returned to the Plan Sponsors with any interest accrued thereon in accordance with the terms of the escrow agreement among the Company, New HoldCo and the escrow agent with respect to such Deposit.

Effective Date/Outside Date Termination:
•     The occurrence of the Effective Date shall be subject to the satisfaction of customary conditions, including, without limitation, entry of a Confirmation Order with respect to the Fixed/Floating Plan by the Bankruptcy Court that has become final and non- appealable, and the Fixed/Floating Plan will also include customary provisions with respect to waiver of conditions to the Effective Date.

•     Notwithstanding anything contained herein to the contrary, unless otherwise agreed by the Company, the Plan Sponsors, and Midland in writing, the Amended and Restated Commitment Letter and Amended and Restated Term Sheet shall automatically terminate and be of no further force or effect and the Confirmation Order for the Fixed/Floating Plan will provide that both confirmation and such Confirmation Order will be automatically revoked (with a reversion to the status quo ante) on September 15,2011 (the “Outside Date”) if the Effective Date has not occurred and all of the transactions contemplated under the Amended and Restated Commitment Letter, this Amended and Restated Term Sheet, and the Fixed/Floating Plan have not been closed and consummated as contemplated thereunder, all on or before September 14, 2011 (the “Outside Date Termination Event”); provided, however, that this Termination Event shall not apply to the chapter 11 case of Grand Prix West Palm Beach LLC.

Time is of the essence with respect to the Outside Date Termination Event.

Releases:	Releasing Parties.

•     The “Releasing Parties” shall be the Fixed/Floating Debtors, the Plan Sponsors, Midland (including the master servicer for the Fixed Rate Mortgage Loan, the C6 and the C7 Trusts, and trustees), and Apollo Investment Corporation (and together with its predecessors, successors and assigns, shareholders, affiliates, subsidiaries, principals, employees, agents, officers, directors, and professionals, “Apollo”), and other holders of claims against and interests in the Fixed/Floating Debtors, and each of the foregoing parties’ respective predecessors, successors and assigns, shareholders, affiliates, subsidiaries, principals, employees, agents, officers and directors, trustees, members, master servicers, special servicers, trusts and trustees, and professionals (including the officers, directors, trustees, and members of the Parent Companies, in their capacity as such).

Midland Servicer Release.

•     The Fixed/Floating Plan shall provide that Midland, as special servicer and on behalf of the C6 and C7 Trusts, shall (i) settle, release, and waive all of Midland’s claims against Apollo, related in any way to that certain Required Capital Improvements Guaranty executed by Apollo on June 29, 2007 (the “Apollo Guaranty”) and (ii) if an action remains pending in the State Courts of New York or elsewhere, Midland shall dismiss its claims against Apollo with prejudice. The effectiveness of such settlement, release, and waiver is conditioned on the receipt by Midland of indefeasible payment as provided in the next sentence and such settlement, waiver, and release shall be embodied in, and shall not be effective unless and until the Global Release (as defined herein) has been embodied in, a Confirmation Order for the Fixed/Floating Plan entered by the Bankruptcy Court that has become final and non-appealable. Contemporaneously with the occurrence of the Effective Date, the Plan Sponsors will direct New HoldCo to make a cash payment of $3,000,000 to Midland, on behalf of the C6 and C7 Trusts, as settlement of Midland’s claims against Apollo with respect to the Apollo Guaranty, which have been the subject of litigation pending in New York Supreme Court. The settlement, release, and waiver shall be embodied in the Fixed/Floating Plan and shall be in form and substance reasonably satisfactory to Midland and Apollo, and-shall be conditioned on the above-described payment and the occurrence of the Effective Date.

Apollo Release.

•     Apollo shall agree to (i) waive all rights to receive any recovery or distribution under the Fixed/Floating Plan; and (ii) settle and provide a complete general release and waiver of any of its claims against the Releasing Parties. Apollo shall provide such waiver of rights and such general release and waiver of claims against the Releasing Parties in exchange for such entities settling, releasing, and waiving any claims they may have against Apollo to the extent provided herein. Such release by the Releasing Parties shall include (but shall not be limited to) Midland, as special servicer and on behalf of the C6 and C7 Trusts, settling, releasing, and waiving all of Midland’s claims against Apollo, that are related in any way to the Apollo Guaranty; provided that, the effectiveness of such settlement, release, and waiver is conditioned on the receipt by Midland of indefeasible payment as provided for herein and shall not be effective until the occurrence of the Effective Date.

Global Release.

•     The Fixed/Floating Plan shall include a mutual full discharge, release and exculpation of liability, and injunction (the “Global Release”), to the maximum extent of applicable law, by and among the Releasing Parties (each against one another), other than a release of the obligations undertaken herein and in the Fixed/Floating Plan and other Transaction documents, from the following: (i) any and all claims and causes of action relating to the Company arising at any time prior to the Effective Date, and in connection therewith, the Global Release shall confirm and adjudicate the validity, enforceability and perfection, in all respects, of the liens, claims, interests, mortgages and encumbrances of the Fixed Rate Mortgage Loan, the C6 and the C7 Trusts; and (ii) any and all claims arising from the actions taken or not taken in good faith in connection with the Transaction and the Chapter 11 cases. It is expressly understood and agreed, that notwithstanding anything otherwise contained in this Term Sheet, the (i) releases of Apollo and the stipulation of discontinuance of the Apollo Guaranty litigation and (ii) the waivers and releases to be given by Apollo that are described herein shall not be effective until Midland has received the $3,000,000 cash payment provided for herein and the occurrence of the Effective Date.

Reservation of Rights.

• The Releasing Parties reserve all of their respective rights, claims, and interests with respect to the Excluded Debtors and all assets of the Excluded Debtors.

• Whatever rights, claims, and interests the Excluded Debtors may have with respect to the Fixed/Floating Debtors and their assets are also preserved.